Exhibit 99-1

                                   Media Contact:  Tom Robinson
                                                   816-556-2902

                                   Investor Contact: Greg Drown
                                                   816-556-2312
FOR IMMEDIATE RELEASE

    DTI HOLDINGS, INC. WILL INITIATE FINANCIAL RESTRUCTURING

KANSAS CITY, MO, December 31, 2001 - Great Plains Energy Incorporated (NYSE:GXP) today announced that its indirect subsidiaries, DTI Holdings, Inc. and Digital Teleport, Inc. (DTI) will both file voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filings, being made in St. Louis at the United States Bankruptcy Court for the Eastern District of Missouri, will enable Digital Teleport, Inc. to continue to conduct its business operations while restructuring financial obligations.

DTI is a facilities-based telecommunications company based in St. Louis, MO that focuses on providing access and connectivity to underserved secondary and tertiary cities. On October 9, 2001 in a filed 8-K, Great Plains Energy disclosed that in response to the current challenges of the telecommunications industry, DTI was exploring all of its strategic alternatives including bankruptcy.

Based upon current information, Great Plains Energy expects to record an after-tax charge against earnings in the fourth quarter of 2001 of approximately $125 million or $2.02 per share. This charge represents a pre-tax write off of approximately $161 million of the $173 million investment. Any earnings or losses from DTI during bankruptcy will not flow through Great Plains Energy's income statement and DTI's assets and liabilities will no longer be included in the consolidated balance sheet. KLT Telecom, an indirect wholly owned subsidiary of Great Plains Energy, has agreed to provide up to $5 million in debtor-in-possession financing, subject to the bankruptcy court affirming its senior priority in repayment.

DTI has retained Sonnenschein Nath & Rosenthal to provide legal representation for the proceedings and Deloitte & Touche LLP as financial advisors for the restructuring.


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Great Plains Energy will broadcast a discussion of the DTI impact via the Internet today, December 31, 2001 at 1:00 PM Eastern /
12:00 PM Central. The presentation can be accessed through www.kcpl.com. A replay of the webcast will be available on the web site until close of business on January 11, 2002.

Great Plains Energy Incorporated (NYSE:GXP) is the holding company for three wholly owned subsidiaries: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Great Plains Power Inc., a competitive generator that will sell to the wholesale market; and KLT Inc., an investment company focusing on energy related ventures nationwide that are unregulated with high growth potential. Headquartered in Kansas City, MO, the Company's web site is www.kcpl.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this press release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include future economic conditions in the regional, national and international markets; state, federal and foreign regulation; weather conditions; cost of fuel; financial market conditions including, but not limited to changes in interest rates; inflation rates; increased competition including, but not limited to the deregulation of the United States electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; ability to achieve generation planning goals and the occurrence of unplanned generation outages; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses; adverse changes in applicable laws, regulations or rules governing environmental including air quality regulations, tax or accounting matters; delays in the anticipated in-service dates of additional generating capacity; market conditions in the telecommunications industry; and other risks and uncertainties. This list of factors may not be all-inclusive since it is not possible to predict all possible factors.


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